Exhibit 77(a)(4)

ING INVESTORS TRUST

AMENDMENT #63 TO THE AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

Effective:  May 27, 2010

The undersigned being a majority of the trustees of ING Investors Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article VI, Section 6.3 and Article XI, Sections 11.2 and 11.4 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, as amended (the “Declaration of Trust”), hereby amend the Declaration of Trust to:

1.      Abolish the Service 2 Class (“Class S2”) shares of ING Limited Maturity Bond Portfolio and ING Pioneer Fund Portfolio, and the establishment and designation thereof, there being no shares of such class currently outstanding.

The foregoing shall be effective upon the date first written above.

_/s/ Colleen D. Baldwin____________ Colleen D. Baldwin, as Trustee	_/s/ J. Michael Earley_____________ J. Michael Earley, as Trustee
_/s/ John V. Boyer________________ John V. Boyer, as Trustee	_/s/ Patrick W. Kenny_____________ Patrick W. Kenny, as Trustee
_/s/ Patricia W. Chadwick__________ Patricia W. Chadwick, as Trustee	_/s/ Shaun P. Mathews____________ Shaun P. Mathews, as Trustee
_/s/ Robert W. Crispin_____________ Robert W. Crispin, as Trustee	_/s/ Sheryl K. Pressler____________ Sheryl K. Pressler, as Trustee
_/s/ Peter S. Drotch______________ Peter S. Drotch, as Trustee	_/s/ Roger B. Vincent_____________ Roger B. Vincent, as Trustee